Exhibit 5.1

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

United States

+1 202 389 5000	Facsimile: +1 202 389 5200

www.kirkland.com

February 8, 2023

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Re:	Oaktree Specialty Lending Corporation — At-the-Market Offering

We are issuing this opinion in our capacity as special legal counsel to Oaktree Specialty Lending Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of shares of common stock, par value $0.01 per share, of the Company with an aggregate offering price of up to $146,049,000 (the “Shares”) pursuant to (i) the Registration Statement on Form N-2 (Registration No. 333-269628) filed with the Securities and Exchange Commission on February 7, 2023 (as such registration statement is amended or supplemented, the “Registration Statement”) and (ii) the prospectus supplement to the prospectus contained in the Registration Statement (the “Prospectus Supplement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares, (iii) the Registration Statement and (iv) the Prospectus Supplement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Munich New York Paris Salt Lake City Shanghai

Oaktree Specialty Lending Corporation

February 8, 2023

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that when that certain equity distribution agreement, dated February 7, 2022 (as amended on February 8, 2023, the “Equity Distribution Agreement”), by and among the Company, Oaktree Fund Advisors, LLC, a Delaware limited liability company, Oaktree Fund Administration, LLC, a Delaware limited liability company, and Keefe, Bruyette & Woods, Inc., JMP Securities LLC, Raymond James & Associates, Inc. and SMBC Nikko Securities America, Inc. is duly executed and delivered by the parties thereto and the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP